Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2022 Fourth Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--May 5, 2022--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth quarter of fiscal 2022 and twelve months ended March 31, 2022.

Fourth quarter highlights

During its fourth quarter, the World Acceptance Corporation experienced exceptional growth in both loan balances and customer base relative to prior fourth quarters. While this growth initially depresses current earnings due to the day one provisioning for anticipated credit losses under the current accounting standards, it positions the company well for the future as these customers continue to generate revenue over the long term.

Some highlights from the fourth quarter include:

  Record fourth quarter loan originations and customer retention
  Unique customer base grew 10.1% year-over-year
  Gross loans outstanding of $1.52 billion, a 37.8% increase from same quarter prior year
  Total revenues of $166.3 million, a 13.7% increase from the same quarter prior year
  Net income of $18.4 million, a $26.5 million decrease from $44.9 million in same quarter prior year
  Net income per diluted share of $2.97, a $3.99 decrease from $6.96 per share in same quarter prior year
  Cash flow from operating activities of $281.5 million over the last twelve months, a 29.9% increase from FY2021

Portfolio results

Gross loans outstanding increased to $1.52 billion as of March 31, 2022, a 37.8% increase from the $1.10 billion of gross loans outstanding as of March 31, 2021. Typically, the company experiences a 10% to 13% decrease in gross loans between during its fiscal fourth quarter due to income tax refunds. During the most recent quarter, gross loans outstanding decreased 5.2% or $83.3 million compared to a decrease of 12.6% or $159.8 million in the same quarter of the prior year. This lower payoff rate in the most recent quarter resulted from the continued shift to larger loans and significant increases in borrowing from new, current, and former customers that exceeded comparable pre-pandemic volumes. The borrowing increase was driven by an increase in applications under tightened underwriting standards initiated during the third quarter of the current fiscal year.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q4 FY 2022	Q4 FY 2021	Q4 FY 2020
New Customers	$61,003,941	$24,898,496	$34,639,321
Former Customers	$79,531,181	$49,487,552	$51,371,140
Refinance Customers	$516,503,079	$351,573,817	$422,163,207

Our customer base increased by 10.1% during the twelve-month period ended as of March 31, 2022, compared to a decrease of 18.8% for the comparable period ended March 31, 2021. During the quarter ended March 31, 2022, the number of unique borrowers in the portfolio decreased by 4.6% compared to a decrease of 9.5% during the quarter ended March 31, 2021. As a result of the expanded emphasis on our larger loan offerings, the average gross loan balance increased 26.4% during the twelve-month period ended March 31, 2022, compared to March 31, 2021.

As of March 31, 2022, we had 1,167 open branches. For branches open throughout both periods, same store gross loans increased 40.4% in the twelve-month period ended March 31, 2022, compared to a decrease of 8.0% for the twelve-month period ended March 31, 2021. For branches open throughout both periods, the customer base over the twelve-month period ended March 31, 2022 increased 11.6% compared to a decrease of 18.2% for the twelve months ended March 31, 2021.

Three-month financial results

Net income for the fourth quarter of fiscal 2022 decreased by $26.5 million to $18.4 million from $44.9 million for the same quarter of the prior year. Net income per diluted share decreased to $2.97 per share in the fourth quarter of fiscal 2022 from $6.96 per share for the same quarter of the prior year. Net income was significantly impacted by an increase in the day one provision for credit losses under the accounting standards that is directly related to the growth in loan balances and increase in delinquency.

Earnings per share for the most recent quarter benefited from our share repurchase program. The Company repurchased 300,375 shares of its common stock on the open market at an aggregate purchase price of approximately $60.7 million during the fourth quarter of fiscal 2022. This is in addition to repurchases of 289,158 shares in the first three quarters of fiscal 2022 at an aggregate purchase price of approximately $50.5 million and the repurchase of 1,129,875 shares in fiscal 2021 at an aggregate purchase price of approximately $102.4 million. The Company had approximately 5.8 million common shares outstanding, excluding approximately 550,000 unvested restricted shares, as of March 31, 2022. As of March 31, 2022, the Company had the ability to repurchase approximately $15.4 million of additional shares under its current share repurchase program and, subject to board approval, could repurchase approximately $32.9 million of shares under the terms of its debt facilities.

Total revenues for the fourth quarter of fiscal 2022 increased to $166.3 million, a 13.7% increase from $146.3 million for the same quarter of the prior year. This was driven by an increase in average gross earning loans (total gross loans less gross loans 60 days contractually past due and tax advances) of 29.7%. Interest and fee income increased 10.9%, from $117.5 million in the fourth quarter of fiscal 2021 to $130.2 million in the fourth quarter of fiscal 2022 due to an increase in loans outstanding. Insurance income increased by 34.8% to $15.6 million in the fourth quarter of fiscal 2022 compared to $11.6 million in the fourth quarter of fiscal 2021. The large loan portfolio increased from 43.0% of the overall portfolio as of March 31, 2021 to 51.8% as March 31, 2022. This resulted in lower interest and fee yields but higher insurance sales in the most recent quarter, given that the sale of insurance products is limited to large loans in several states in which we operate. Other income increased by 19.0% to $20.5 million in the fourth quarter of fiscal 2022 compared to $17.2 million in the fourth quarter of fiscal 2021. Sales of our motor club product increased by $0.8 million as sales opportunities increased, similar to our insurance products, with the increase in large loan originations.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. This change in accounting methodology requires us to create a larger provision for credit losses on the day we originate the loan compared to the prior methodology. The provision for credit losses increased $51.8 million to $57.4 million from $5.6 million when comparing the fourth quarter of fiscal 2022 to the fourth quarter of fiscal 2021. The provision for credit losses increased during the most recent quarter due to much lower than typical fourth quarter portfolio run-off as explained above and an increase in charge-offs and delinquencies primarily driven by record new borrower growth in the most recent second and third quarters. Net charge-offs as a percentage of average net loan receivables on an annualized basis increased from 12.3% in the fourth quarter of fiscal 2021 to 19.4% in the fourth quarter of fiscal 2022. Annualized net charge-offs were 20.1% for the fourth quarter of fiscal 2020. The increase in delinquency and charge-offs were expected due to the increase in new and shorter tenured customers in the most recent fiscal second and third quarters. Collections during the current quarter were also impacted by a significant number of associates being unable to work due to Covid. These absences often occurred in branches that were already shorthanded due to a difficult hiring environment.

Accounts 61 days or more past due increased to 6.9% on a recency basis at March 31, 2022, compared to 4.9% at March 31, 2021, and 6.5% at March 31, 2020. Total delinquency on a recency basis increased to 10.4% at March 31, 2022, compared to 7.1% at March 31, 2021, and 10.5% at March 31, 2020. Our allowance for credit losses as a percent of net loans receivable was 12.0% at March 31, 2022, compared to 11.1% at March 31, 2021, and 10.7% at March 31, 2020. The increase in delinquency was expected given the increase in new, shorter tenured borrowers in recent quarters.

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic-related declines in fiscal 2021 before rebounding during the current fiscal year. The tables below illustrate the changes in the portfolio weighting as well as the relative impact on charge-offs within the vintages over the last five years.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
03/31/2017	$256,616,684	$686,698,452	$943,315,136
03/31/2018	$288,592,036	$715,641,123	$1,004,233,159
03/31/2019	$375,272,969	$752,683,977	$1,127,956,946
03/31/2020	$417,601,494	$792,663,099	$1,210,264,593
03/31/2021	$342,202,779	$762,610,487	$1,104,813,266
03/31/2022	$482,248,578	$1,040,695,747	$1,522,944,326
Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
3/31/2017	$(9,161,099)	$(12,074,624)	$(21,235,723)
3/31/2018	$31,975,352	$28,942,671	$60,918,023
3/31/2019	$86,680,933	$37,042,854	$123,723,787
3/31/2020	$42,328,525	$39,979,122	$82,307,647
3/31/2021	$(75,398,715)	$(30,052,612)	$(105,451,327)
3/31/2022	$137,788,334	$280,342,725	$418,131,059
Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
3/31/2017	27.2%	72.8%
3/31/2018	28.7%	71.3%
3/31/2019	33.3%	66.7%
3/31/2020	34.5%	65.5%
3/31/2021	31.0%	69.0%
3/31/2022	31.7%	68.3%

While the mix of less than two-year customer balances is relatively consistent with March 31, 2021, there has been a significant increase in the shortest tenured customers within this cohort. The 0–5-month customer bucket has increased from 8.4% of the overall portfolio as of March 31, 2021, to 13.1% of the portfolio as of March 31, 2022. The 0–5-month customer is our riskiest customer.

The table below includes the charge-off rate of each vintage (the actual gross charge-off balance in the subsequent twelve months divided by the starting gross loan balance) indexed to the December 31, 2018, vintage.

Actual Gross Charge-off Rate During Following 12 Months; Indexed to 3/31/2018 Vintage
12 Months Beginning	Less Than 2 Years	More Than 2 Years	Total
3/31/2017	1.59	0.78	1.00
3/31/2018	1.68	0.78	1.04
3/31/2019	1.74	0.77	1.09
3/31/2020	1.49	0.65	0.94
3/31/2021	1.41	0.55	0.81

The decrease in overall charge-off rate over the last twelve months has been seen across all tenure buckets, primarily driven by stronger performance from COVID-19 related stimulus and unemployment benefits. The lower tenure bucket has also benefited from improved underwriting practices on new borrowers.

General and administrative (“G&A”) expenses decreased $2.8 million, or 3.6%, to $74.6 million in the fourth quarter of fiscal 2022 compared to $77.4 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 52.9% during the fourth quarter of fiscal 2021 to 44.9% during the fourth quarter of fiscal 2022. G&A expenses per average open branch decreased by 1.1% when comparing the fourth quarter of fiscal 2022 to the fourth quarter fiscal 2021.

Personnel expense increased $0.2 million, or 0.5%, during the fourth quarter of fiscal 2022 as compared to the fourth quarter of fiscal 2021. Salary expense decreased approximately $1.0 million, or 3.9%, in the quarter ended March 31, 2022, compared to the quarter ended March 31, 2021. Our headcount as of March 31, 2022 decreased 1.5% compared to March 31, 2021. Benefit expense increased approximately $0.2 million, or 1.8%, when comparing the quarterly periods ended March 31, 2022 and 2021. Incentive expense increased $1.1 million, or 9.9%, in the fourth quarter of fiscal 2022 compared to fourth quarter of fiscal 2021.

Occupancy and equipment expense decreased $1.5 million, or 10.2%, when comparing the quarterly periods ended March 31, 2022 and 2021. The prior year includes a $0.9 million write down of signage as a result of rebranding our offices in the prior year fourth quarter and we did not have any similar expense this year.

Advertising expense decreased $0.3 million in the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021.

Other expense decreased $1.1 million in the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021.

Interest expense for the quarter ended March 31, 2022 increased by $4.1 million from the corresponding quarter of the previous year. Interest expense increased due to an increase in average debt outstanding and a 7.5% increase in the effective interest rate from 5.6% to 6.0%. The average debt outstanding increased from $488.7 million to $728.5 million when comparing the quarters ended March 31, 2021 and 2022. The Company’s debt to equity ratio increased to 1.9:1 at March 31, 2022 compared to 1.0:1 at March 31, 2021. The Company had outstanding debt of $692.4 million as of March 31, 2022.

Other key return ratios for the fourth quarter of fiscal 2022 included a 4.8% return on average assets and a return on average equity of 13.4% (both on a trailing twelve-month basis).

Twelve-Month Results

Net income for the year ended March 31, 2022 decreased $34.4 million, to $53.9 million, compared to $88.3 million for the prior year. This resulted in net income of $8.47 per diluted share for the year ended March 31, 2022, compared to $13.23 per diluted share in the prior-year period. Total revenues for fiscal 2022 increased 10.8%, to $582.4, million compared to $525.5 million for fiscal 2021 due to an increase in loans outstanding. Net charge-offs as a percent of average net loans increased from 14.1% during fiscal 2021 to 14.2% for fiscal 2022.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,100 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit, however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Fourth quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://services.choruscall.com/mediaframe/webcast.html?webcastid=8kZeS8VQ. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2021 as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2022	2021	2022	2021
Revenues:
Interest and fee income	$130,231	$117,481	$485,667	$451,114
Insurance income, net and other income	36,098	28,798	96,721	74,420
Total revenues	166,329	146,279	582,388	525,534

Expenses:
Provision for credit losses	57,439	5,636	186,207	86,245
General and administrative expenses:
Personnel	46,697	46,466	183,058	184,621
Occupancy and equipment	12,929	14,405	52,085	56,160
Advertising	2,396	2,663	18,298	17,191
Amortization of intangible assets	1,274	1,429	5,010	5,474
Other	11,311	12,449	38,725	38,741
Total general and administrative expenses	74,607	77,412	297,176	302,187

Interest expense	11,044	6,940	33,425	25,699
Total expenses	143,090	89,988	516,808	414,131

Income before income taxes	23,239	56,291	65,580	111,403

Income taxes	4,857	11,409	11,660	23,121

Net income	$18,382	$44,882	$53,920	$88,282

Net income per common share, diluted	$2.97	$6.96	$8.47	$13.23

Weighted average diluted shares outstanding	6,181	6,452	6,364	6,672

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	March 31, 2022	March 31, 2021	March 31, 2020
ASSETS
Cash and cash equivalents	$19,236	$15,746	$11,619
Gross loans receivable	1,522,789	1,104,746	1,209,871
Less:
Unearned interest, insurance and fees	(403,031)	(279,364)	(308,980)
Allowance for credit losses	(134,243)	(91,722)	(96,488)
Loans receivable, net	985,515	733,660	804,403
Operating lease right-of-use assets, net	85,631	90,056	101,687
Finance lease right-of-use assets, net	608	1,014	1,421
Property and equipment, net	24,476	25,326	23,340
Deferred income taxes, net	39,801	24,993	23,258
Other assets, net	35,902	31,422	28,548
Goodwill	7,371	7,371	7,371
Intangible assets, net	19,756	23,538	24,448
Assets held for sale	—	1,144	3,991
Total assets	$1,218,296	$954,270	$1,030,086

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$396,973	$405,008	$451,100
Senior unsecured notes payable, net	295,394	—	—
Income taxes payable	7,384	11,576	4,965
Operating lease liability	87,399	91,133	101,580
Finance lease liability	80	585	1,179
Accounts payable and accrued expenses	58,042	41,040	59,299
Total liabilities	845,272	549,342	618,123

Shareholders' equity	373,024	404,928	411,963
Total liabilities and shareholders' equity	$1,218,296	$954,270	$1,030,086

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (unaudited and in thousands, except percentages and branches)

	Three months ended March 31,		Twelve months ended March 31,
	2022	2021	2022	2021

Gross loans receivable	$1,522,789	$1,104,746	$1,522,789	$1,104,746
Average gross loans receivable (1)	1,581,619	1,198,824	1,377,740	1,143,186
Net loans receivable (2)	1,119,758	825,382	1,119,758	825,382
Average net loans receivable (3)	1,164,389	892,022	1,014,984	848,732

Expenses as a percentage of total revenue:
Provision for credit losses	34.5%	3.9%	32.0%	16.4%
General and administrative	44.9%	52.9%	51.0%	57.5%
Interest expense	6.6%	4.7%	5.7%	4.9%
Operating income as a % of total revenue (4)	20.6%	43.2%	17.0%	26.1%

Loan volume (5)	736,046	478,479	3,267,860	2,371,981

Net charge-offs as percent of average net loans receivable on an annualized basis	19.4%	12.3%	14.2%	14.1%

Return on average assets (trailing 12 months)	4.8%	9.1%	4.8%	9.1%

Return on average equity (trailing 12 months)	13.4%	22.8%	13.4%	22.8%

Branches opened or acquired (merged or closed), net	(35)	(25)	(38)	(38)

Branches open (at period end)	1,167	1,205	1,167	1,205
______________________________________________
(1)	Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2)	Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3)	Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4)	Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5)	Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800